EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements of Northrim BanCorp, Inc. of our report dated March 12, 2019, relating to the consolidated balance sheets of Northrim BanCorp, Inc. and Subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2018, and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in this Annual Report on Form 10-K of Northrim BanCorp, Inc. for the year ended December 31, 2018.

•	Registration Statement on Form S-8 (No. 333-218530)
•	Registration Statement on Form S-8 (No. 333-197299)
•	Registration Statement on Form S-8 (No. 333-120836)

/s/ Moss Adams LLP

Portland, Oregon
March 12, 2019